CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 28, 2007, in this Post Effective Amendment to Form SB-2 on Form S-1/A of Edgewater Foods International, Inc. for the registration of shares of its common stock.  We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/  LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP
Houston, Texas
July 25, 2008